Exhibit 10.7

AMENDMENT TO

SALON MEDIA GROUP, INC.

SECURITIES PURCHASE AGREEMENT

This amendment to that certain Securities Purchase Agreement (the “Securities Purchase Agreement” or the “Bridge Financing”) executed August 5, 2016 by Salon Media Group, Inc. (the “Company”), and Heather Gillette, is made as of January 24, 2017 to amend the class of shares that Ms. Gillette will receive pursuant to the Bridge Financing and to satisfy the Company’s obligations thereunder. Under the Securities Purchase Agreement Ms. Gillette purchased one or more promissory notes with an aggregate principal amount of $100,000 (the “Notes”) which were to convert into shares of the Common Stock of the Company. As the Company does not have sufficient authorized shares of Common Stock to fully satisfy Ms. Gillette’s purchase of shares of Common Stock of the Company, Ms. Gillette agrees to accept shares of Series A Mandatorily Convertible Voting Preferred Stock (the “Series A Preferred Stock”) in place of the shares of Common Stock in conversion of the Notes. Accordingly, in full satisfaction of all of the Company’s obligations under the Securities Purchase Agreement and the Notes, and in lieu of receiving shares of Common Stock, Ms. Gillette agrees to receive 89,656 shares of the Company’s Series A Preferred Stock upon the execution of the Purchase Agreement dated January 24, 2017 between the Company and the Purchasers identified therein, and the initial closing of the Private Placement under said Purchase Agreement. Upon the Company’s filing of the Certificate of Amendment of Restated Certificate of Incorporation to increase the Company’s authorized share capital as described in the Purchase Agreement, the shares Series A Preferred Stock will automatically convert into shares of Common Stock of the Company.

Upon the initial closing of the Purchase Agreement, notwithstanding anything to the contrary as stated in the Securities Purchase Agreement or the Notes, the Securities Purchase Agreement and the Notes shall terminate and the Company shall no longer have any obligations with respect thereto. Until such time, the Securities Purchase Agreement remains in all respects in full force and effect.

SALON MEDIA GROUP, INC. /s/ Jordan Hoffner Dated: 1/24/17 HEATHER GILLETTE /s/ Heather Gillette Dated: 1/24/17